UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant þ
Filed by a Party other than the Registrant ¨
Check the appropriate box:
¨ Preliminary Proxy Statement
¨ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
¨ Definitive Proxy Statement
þ Definitive Additional Materials
¨ Soliciting Material Pursuant to Section 240.14a-12

CERIDIAN CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
þ No fee required.
¨ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Class A Common Shares,
Class B Common Shares
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange
Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
¨ Fee paid previously with preliminary materials.
¨ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

ISS RECOMMENDS STOCKHOLDERS VOTE FOR $36 PER SHARE CASH MERGER

ISS Also Recommends That Ceridian Stockholders Reject Pershing Square’s Full Slate For Ceridian Board

MINNEAPOLIS, MN – September 5, 2007 – Ceridian Corporation (NYSE: CEN) today announced that Institutional Shareholder Services (ISS) has recommended that Ceridian stockholders vote for the proposed merger with affiliates of Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc. (NYSE: FNF) at the Annual Meeting of Stockholders on September 12, 2007. Under the merger agreement, Ceridian stockholders will receive $36.00 per share in cash for each share of common stock they hold. ISS also recommends that stockholders reject Pershing Square’s full slate for the Ceridian Board.

In recommending that Ceridian stockholders reject Pershing Square’s full slate of nominees and vote for the proposed merger, ISS stated:

Regarding the dissidents, we note that although Pershing recently provided some general thoughts on the steps a new dissident board would take if it were to achieve control, its plan (detailed over approximately one page in its proxy statement) lacks extensive and specific details. Further, although Pershing states it is open to retaining the current CEO after a period of assessment, and desires to rehire Gary Krow as president of Comdata, the identity of even a short list of alternative candidates for CEO of the entire company is not disclosed.*

“We are pleased that ISS recognized the value that our Board has delivered for stockholders by recommending that Ceridian stockholders vote for our proposed merger with THL Partners and Fidelity National Financial,” said Kathryn V. Marinello, President and Chief Executive Officer of Ceridian. “The ISS conclusion is consistent with our Board's unanimous determination that the Company's merger with THL Partners and FNF provides the greatest and most certain value for stockholders.”

“ISS is right to recommend that stockholders reject Pershing Square’s full slate of nominees as we believe electing them to the Board is pointless, disruptive and may put the $36 transaction at risk. We are, however, disappointed that ISS would support voting for two of their nominees despite acknowledging the fact that Pershing Square offers neither a plan, track record nor the operational acumen necessary to operate Ceridian. The current Board delivered the $36 per share transaction and we believe that stockholders should vote for the entire slate of current Board members to see the transaction through to completion.”

Ceridian’s Board of Directors urges all stockholders to vote today FOR the Board’s director nominees and the FOR the $36 per share transaction. To vote in favor of these two proposals, stockholders should sign, date and return Ceridian’s WHITE proxy card. Ceridian stockholders are reminded that their vote is important. Stockholders may be able to vote their shares by telephone or by the Internet, and are advised that if they have any questions or need any assistance in voting their shares, they should contact Ceridian’s proxy solicitor, MacKenzie Partners, Inc. toll-free at 1-800-322-2885.

* Permission to use quotation(s) from the ISS report was neither sought nor obtained.

ABOUT CERIDIAN

Ceridian Corporation (www.ceridian.com) is a business services company that helps its customers maximize the power of their people, lower their costs and focus on what they do best. The Company serves businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and Employee Assistance Program (EAP) and work-life solutions. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with its 2007 annual meeting of stockholders, Ceridian has filed a proxy statement, White Proxy Card and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT CERIDIAN AND THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. Investors may contact MacKenzie Partners, Inc., Ceridian’s proxy advisor for the 2007 annual meeting, at 800-322-2885 or by email at ceridianproxy@mackenziepartners.com. Investors may also obtain a free copy of the proxy statement and other relevant documents as well as other materials filed with the SEC concerning Ceridian at the SEC's website at http://www.sec.gov. Free copies of Ceridian's SEC filings are also available on Ceridian's website at http://www.ceridian.com. These materials and other documents may also be obtained for free from: Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, Attn: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

Ceridian and its officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Ceridian's stockholders with respect to the matters to be considered at Ceridian's 2007 annual meeting. Information regarding the officers and directors of Ceridian and potential participants in the solicitation is included in Ceridian’s definitive proxy statement filed with the SEC on July 31, 2007, its Annual Report on Form 10-K/A for the year ended December 31, 2006 filed with the SEC on April 30, 2007 and on Ceridian's website at http://www.ceridian.com.

CONTACTS:

Pete Stoddart, Director of Public Relations
952-853-4278

Craig Manson, Vice President of Investor Relations
952-853-6022

Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449